Exhibit 4.28

English Translation
POWER OF ATTORNEY
Entrusting Parties:
Xu Dong
ID Card Number:  _____
Address:  _____
and
Du Qicai
ID Card Number:  _____
Address:  _____
Entrusted Party:
[_____]
ID Card Number: _____
Residential Address: _____
Postal Code: _____
We, Xu Dong and Du Qicai (hereinafter referred to as the “Entrusting Parties”), are natural persons of the PRC with Chinese nationality. The Entrusting Parties hold, in aggregate, 100% equity interest of Shenzhen Wentai Investment Co., Ltd. (hereinafter referred to as the “Target Company”). The Entrusting Parties hereby irrevocably authorize a person designated by Shenzhen Wentai Education Industry Development Co., Ltd. (“Wentai Education”), [____] (hereinafter referred to as the “Entrusted Party”) to exercise the following rights during the term hereof:
To authorize the Entrusted Party with full power to act for us:
To exercise all voting rights owned by us as shareholders of the Target Company, including but not limited to act as our authorized representative to nominate and elect the senior management of the Target Company, such as directors, supervisors and general manager, at its shareholders’ meetings.
The above authorization and entrustment are subject to the following conditions precedent: the Entrusted Party is a natural person of the People’s Republic of China (hereinafter referred to as the “PRC”; and for the purpose of this document, excluding Hong Kong, Macao and Taiwan) with Chinese nationality, and a person designated by and holds position(s) in Wentai Education, and agrees to accept the above authorization and entrustment. Once the Entrusted Party ceases to hold any position in Wentai Education or Wentai Education issues written notice for removal of the Entrusted Party, we shall immediately withdraw the entrustment and authorization made to the Entrusted Party herein, and shall designate and authorize any other natural person of the PRC with Chinese nationality as designated by Wentai Education to exercise our shareholders’ voting rights described above at any shareholders’ meetings of the Target Company.

The Entrusted Party shall carefully and diligently perform the entrusted obligations within the scope of authorization according to laws, and shall hold harmless the Entrusting Parties from and against all possible losses and damages resulting from such authorization and entrustment (except for any losses and damages suffered by the Entrusting Parties due to their willful or material faults), failing which, he/she shall be legally liable to the Entrusting Parties and the Target Company.
This Power of Attorney, which has a term of 20 years, shall become effective on the date of its execution.

Xu Dong

By:	/s/ Xu Dong

Du Qicai

By:	/s/ Du Qicai
04 (mm) 23 (dd) 2010 (yy)